Exhibit 99.1

Herbalife Ltd. Announces First Quarter 2009 Results

LOS ANGELES--(BUSINESS WIRE)--May 4, 2009--Herbalife Ltd. (NYSE: HLF) today reported first quarter 2009 net sales of $521.7 million, a decrease of 13.7 percent compared to the same period of 2008, primarily reflecting the unfavorable impact of currency fluctuations. Excluding the impact from currency fluctuations, local currency year-over-year net sales declined 0.9 percent. For the quarter ended March 31, 2009, the company reported net income of $41.5 million, or $0.67 per diluted share, compared to $62.4 million, or $0.93 per diluted share in the first quarter of 2008, reflecting lower net sales attributable to unfavorable currency fluctuations, coupled with a higher effective tax rate reflecting country mix, partially offset by accretion from the company’s share repurchase program. Excluding the impact from adjusting items in the first quarter (1), adjusted net income was $41.9 million, or $0.68 in adjusted diluted earnings per share, reflecting a decrease of 32.7 percent and 26.9 percent, respectively, compared to the same period in 2008.

In the first quarter, the company produced cash flow from operations of $86.0 million, paid a quarterly dividend of $12.3 million and invested $14.4 million in capital expenditures, primarily relating to its global roll-out of Oracle. The company’s net debt balance (1) at the end of the quarter was $150.7 million, reflecting an improvement of $50.0 million from December 2008.

“During these challenging economic times and unprecedented fluctuations in currency rates, we continue to focus on areas of the business that we can control to improve our cash generation and cash allocation,” said Chairman and Chief Executive Officer Michael O. Johnson. “I am very pleased that in these unprecedented economic times, excluding currency fluctuations, our net sales are off less than one percent from a year ago. This is a reflection of the outstanding commitment of our Distributors and the resilience of our business model. We are in a unique position to succeed during economic downturns because we offer an opportunity for part-time or full-time income, and healthy nutrition and weight management products in the midst of a global obesity epidemic. Our message to our distributors is straightforward - have confidence in yourself and our company because there has never been a better time to introduce someone to Herbalife.”

During the first quarter 2009 we added 40,259 new Sales Leaders (2), which is 17.5 percent lower than the same period in the prior year. Additionally, total Sales Leaders (2) decreased 3.1 percent to 340,714 in the first quarter of 2009 compared to the same period in 2008, which reflects a slight reduction in retention, 40.3 percent as of the requalification period in 2009 versus 41.0 percent in the 2008 requalification period, coupled with fewer new sales leaders in 2009. During the first quarter 2009, the company’s President’s Team membership increased 9.1 percent to 1,197 members versus the first quarter of 2008 and our prestigious Chairman’s Club and China Brand Ambassador membership increased 5.7 percent to 37 members, versus the first quarter of 2008.

Business Highlights

The company hosted three Extravaganzas during the first quarter, in Chile, Colombia and Panama, which were attended by over 18,300 distributors. Additionally the company hosted its annual Honors event in Los Angeles, where 1,500 distributor leaders shared great ideas, trained each other on new business methods, discussed strategies to grow their businesses and participated in the Mark Hughes Bonus awards totaling $36.4 million.

The company presented a “Why Herbalife, Why Now?” tour featuring our chairman and CEO, who traveled to seven U.S. cities during January and four cities in Mexico during March, meeting with more than 30,000 attendees. During the quarter, the company also hosted a “Doctor’s Tour” featuring Dr. Luigi Gratton who traveled to 11 cities and met with close to 10,000 distributors. In addition, our regional management teams and distributor leaders have met with thousands more distributors and potential distributors throughout our Europe, Middle East and Africa, Mexico, South and Central America, Asia Pacific, and China regions.

First Quarter 2009 Regional Key Metrics

	Volume	Increase/	New	Increase/	Total	Increase/
	Points	(Decrease)	Sales	(Decrease)	Sales	(Decrease)
Region	(Mil)	(Y/Y)	Leaders	(Y/Y)	Leaders	(Y/Y)
North America	186.5	4.7%	7,893	(12.4%)	67,097	(1.0%)
Asia Pacific	145.0	36.4%	10,737	22.3%	64,417	7.0%
EMEA	124.1	(9.5%)	5,236	(19.9%)	55,461	(10.3%)
Mexico	120.4	(18.7%)	4,351	(40.8%)	52,136	(17.6%)
South & Central America	102.6	(13.7%)	7,715	(39.6%)	70,532	(1.9%)
China	20.8	0.5%	4,327	(0.5%)	31,071	17.2%

The North America region reported volume points of 186.5 million in the first quarter of 2009, reflecting an increase of 4.7 percent versus the same period of 2008. Volume point growth in the U.S., the largest country in the region, increased 5.2 percent compared to 2008, reflecting an increase in the Latin and general markets of eight percent and one percent, respectively. New Sales Leaders in the region were 7,893 during the quarter ended March 31, 2009, a decrease of 12.4 percent versus the same period last year. Total Sales Leaders in the region decreased 1.0 percent to 67,097 as of March 31, 2009 versus March 31, 2008.

The Asia Pacific region reported volume points of 145.0 million in the first quarter of 2009, reflecting an increase of 36.4 percent over the same period of 2008. Top markets in this region were Taiwan, with volume point growth of 61.2 percent; Korea, with volume point growth of 57.9 percent; and Malaysia with volume point growth of 58.8 percent, all compared to the same period in 2008. New Sales Leaders in the region were 10,737 during the quarter ended March 31, 2009, an increase of 22.3 percent versus the same period last year. Total Sales Leaders increased 7.0 percent to 64,417 as of March 31, 2009 versus March 31, 2008.

The Europe, Middle East and Africa (EMEA) region reported volume points of 124.1 million in the first quarter of 2009, reflecting a decrease of 9.5 percent versus the same period of 2008. Top markets in this region were Italy, with volume point growth of 9.4 percent and Russia with volume point growth of 1.6 percent, both compared to the same period in 2008. New Sales Leaders in the region were 5,236 during the quarter ended March 31, 2009, a decrease of 19.9 percent versus the same period last year. Total Sales Leaders in the region decreased 10.3 percent to 55,461 as of March 31, 2009 versus March 31, 2008.

The Mexico region reported volume points of 120.4 million in the first quarter of 2009, reflecting a decrease of 18.7 percent versus the same period of 2008. During the third quarter of 2008, the company began collecting a Value Added Tax (VAT) from our Mexican distributors that has had a negative impact on our financial results. Distributors in Mexico previously paid zero percent VAT on their purchases for most of our nutrition products. This effective price increase, which impacts approximately 60 percent of our volume points in the Mexican market, adversely affected sales in Nutrition Clubs, which are retail price-sensitive, and as a result has caused volumes to decline from pre-VAT levels. We are in the process of challenging this assessment on several fronts; however, as the products continue to be subject to this VAT, we expect year-over-year volume growth to be constrained. New Sales Leaders in the Mexico region were 4,351 during the quarter ended March 31, 2009, or 40.8 percent lower than the same period last year. Total Sales Leaders in the region decreased 17.6 percent to 52,136 as of March 31, 2009 versus March 31, 2008.

The South and Central American region reported volume points of 102.6 million in the first quarter of 2009, reflecting a decrease of 13.7 percent versus the same period of 2008. The top markets in this region were Brazil, with volume point growth of 13.8 percent and Venezuela, with a volume point decline of 40.8 percent, both compared to the same period in 2008. New Sales Leaders in the region were 7,715 during the quarter ended March 31, 2009, or 39.6 percent lower than the same period last year. Total Sales Leaders in the region decreased 1.9 percent to 70,532 as of March 31, 2009 versus March 31, 2008.

The China region reported volume points of 20.8 million in the first quarter of 2009, reflecting an increase of 0.5 percent over the same period of 2008. The company is currently licensed for direct sales in six provinces and has submitted applications for five additional provinces. New Sales Employees in China were 4,327 during the quarter ended March 31, 2009, a decrease of 0.5 percent versus the same period last year. Total Sales Employees increased 17.2 percent to 31,071 as of March 31, 2009 versus March 31, 2008.

Second Quarter 2009 and Full Year 2009 Guidance

The company’s second quarter 2009 diluted earnings per share guidance range is $0.69 to $0.73 (3) (4) (5) (6) on a volume point decline of 7 percent to 9 percent and a net sales decline of 14 percent to 16 percent compared to the same period in 2008, respectively, and an effective tax rate range of 31 percent to 32 percent (4). Assuming constant currency levels from the second quarter of 2008, the company’s net sales growth range would be a decline of 2 percent to 4 percent and its diluted earnings per share range would be $1.00 to $1.04. Our second quarter 2009 capital expenditures are expected to be in the range of $15 to $20 million.

Despite the stronger than expected volume points and earnings in the first quarter, the company is maintaining a cautious outlook for 2009 volume point growth, assuming spot foreign currency rates as of April 20, 2009 for the balance of the year and a higher effective tax rate due to country mix. Therefore, the company is reiterating its full year diluted earnings per share guidance of $2.90 to $3.10 (3) (4) (5) (6) on volume point growth of zero to one percent and net sales decline of 7 percent to 9 percent compared to 2008, respectively, along with an effective tax rate range of 31 to 32 percent (4). Assuming constant currency levels from 2008, the company’s net sales growth range would be 1 percent to 3 percent and its diluted earnings per share range would be $3.67 to $3.87. Full year 2009 capital expenditures are expected in the range of $55 million to $60 million.

First Quarter Earnings Conference Call

Herbalife’s senior management team will host an investor conference call to discuss its first quarter 2009 financial results and provide an update on current business trends on Tuesday, May 5, at 8 a.m. PDT (11 a.m. EDT).

The dial-in number for this conference call for domestic callers is 866-219-5268 and 703-639-1120 for international callers. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the company’s Web site at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing 866-837-8032 (domestic callers) and 703-925-2474 (international callers) and entering access code 336024. The webcast of the teleconference will be archived and available on Herbalife’s Web site. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife Ltd., is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 70 countries through a network of over 1.9 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations for additional financial information.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  our relationship with, and our ability to influence the actions of, our distributors;
  adverse publicity associated with our products or network marketing organization;
  uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
  our inability to obtain the necessary licenses to expand our direct selling business in China;
  adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
  improper action by our employees or international distributors in violation of applicable law;
  changing consumer preferences and demands;
  loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program including the direct selling market in which we operate;
  risks associated with operating internationally, including foreign exchange and devaluation risks;
  our dependence on increased penetration of existing markets;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of trademarks and other intellectual property rights;
  product concentration;
  our reliance on our management team;
  uncertainties relating to the application of transfer pricing, duties, value added taxes and other tax regulations, and changes thereto;
  taxation relating to our distributors;
  product liability claims;
  any collateral impact resulting from the ongoing worldwide financial “crisis”, including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products in a recessionary economic environment; and
  whether we will purchase any of our shares in the open markets or otherwise.

1 See Schedule D – “Reconciliation of Non-GAAP Financial Measures” for more detail

2 See Schedule titled “New Sales Leaders by Region” and “Total Sales Leaders by Region” for more detail

3 Excludes the potential impact of expenses relating to the company’s December 2008 restructuring

4 Excludes the potential impact of a second quarter tax settlement with a foreign government.

5 Excludes the accretion/dilution impact should the company elect to repurchase shares under its share repurchase program.

6 Excludes the potential impact of repatriating dollars from Venezuela at an exchange rate which differs from the official exchange rate

RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	3/31/2009	3/31/2008

North America	$123,076	$118,591
Mexico	59,239	93,567
South America and Central America	75,264	106,072
EMEA	123,312	158,013
Asia Pacific	113,944	103,678
China	26,848	24,516
Worldwide net sales	521,683	604,437
Cost of Sales	102,400	117,666
Gross Profit	419,283	486,771
Royalty Overrides	175,532	212,720
SGA	181,458	184,400
Operating Income	62,293	89,651
Interest Expense - net	1,712	3,791
Income before income taxes	60,581	85,860
Income Taxes	19,039	23,493
Net Income	41,542	62,367

Basic Shares	61,510	64,381
Diluted Shares	61,614	67,200

Basic EPS	$0.68	$0.97
Diluted EPS	$0.67	$0.93

Dividends declared per share	$0.20	$0.20

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Mar 31,	Dec 31,
	2009	2008
ASSETS
Current Assets:
Cash & cash equivalents	$194,733	$150,847
Receivables	72,300	70,002
Inventory, net	115,705	134,392
Prepaid expenses	84,904	89,214
Deferred income taxes	39,921	40,313
Total Current Assets	507,563	484,768

Property and equipment, net	174,255	175,492
Deferred compensation plan assets	15,142	15,754
Deferred financing cost, net	1,868	1,989
Marketing related intangibles	310,060	310,060
Goodwill	110,677	110,677
Other assets	20,961	22,578
Total Assets	$1,140,526	$1,121,318

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	29,853	41,084
Royalty Overrides	125,696	130,369
Accrued compensation	43,690	60,629
Accrued expenses	114,590	104,795
Current portion of long term debt	6,353	15,117
Advance sales deposits	28,903	12,603
Income taxes payable	44,052	37,302
Total Current Liabilities	393,137	401,899

Non-current liabilities
Long-term debt, net of current portion	339,126	336,514
Deferred compensation	13,773	13,979
Deferred income taxes	104,331	103,675
Other non-current liabilities	23,621	23,520
Total Liabilities	873,988	879,587

Contingencies

Shareholders' equity:
Common shares	123	123
Additional paid in capital	201,973	197,715
Accumulated other comprehensive loss	(37,307)	(28,614)
Retained earnings	101,749	72,507
Total Shareholders' Equity	266,538	241,731

Total Liabilities and Shareholders' Equity	$1,140,526	$1,121,318

Herbalife Ltd.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Quarter Ended
	3/31/2009	3/31/2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$41,542	$62,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,821	10,371
Deficiency (Excess) tax benefits from share-based payment arrangements	963	(10,709)
Share based compensation expenses	4,880	5,133
Amortization of discount and deferred financing costs	121	118
Deferred income taxes	586	(92)
Unrealized foreign exchange transaction loss	6,537	1,926
Other	919	556
Changes in operating assets and liabilities:
Receivables	(4,047)	(13,843)
Inventories	12,235	7,734
Prepaid expenses and other current assets	979	(16,482)
Other assets	750	(77)
Accounts payable	(9,566)	(3,182)
Royalty overrides	(1,035)	(4,156)
Accrued expenses and accrued compensation	(6,703)	4,965
Advance sales deposits	16,666	6,242
Income taxes payable	6,574	12,184
Deferred compensation plan liability	(206)	(255)
NET CASH PROVIDED BY OPERATING ACTIVITIES	86,016	62,800

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property	(14,073)	(23,931)
Deferred compensation plan assets	612	330
NET CASH USED IN INVESTING ACTIVITIES	(13,461)	(23,601)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(12,300)	(12,869)
Borrowings from long-term debt	19,000	—
Principal payments on long-term debt	(25,487)	(32,099)
Increase in deferred financing costs	—	(75)
Share repurchases	—	(17,668)
(Deficiency) Excess tax benefits from share-based payment arrangements	(963)	10,709
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	365	12,553
NET CASH USED IN FINANCING ACTIVITIES	(19,385)	(39,449)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(9,284)	3,989
NET CHANGE IN CASH AND CASH EQUIVALENTS	43,886	3,739
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	150,847	187,407
CASH AND CASH EQUIVALENTS, END OF PERIOD	$194,733	$191,146
CASH PAID DURING THE PERIOD
Interest paid	$3,429	$4,976
Income taxes paid	$13,374	$11,411
NON CASH ACTIVITIES
Assets acquired under capital leases and other long-term debt	$280	$657

Herbalife Ltd.
New Sales Leaders by Region
(Unaudited)

	Three Months Ended March 31,
	2009	2008	% Change
North America	7,893	9,010	(12.4)%
Mexico	4,351	7,355	(40.8)%
South & Central America	7,715	12,780	(39.6)%
EMEA	5,236	6,533	(19.9)%
Asia Pacific (excluding China)	10,737	8,777	22.3%
Total New Supervisors	35,932	44,455	(19.2)%
New China Sales Employees	4,327	4,350	(0.5)%
Worldwide Total New Sales Leaders (1)	40,259	48,805	(17.5)%

Herbalife Ltd.
Total Sales Leaders by Region
(Unaudited)

	Three Months Ended March 31,
	2009	2008	% Change
North America	67,097	67,749	(1.0)%
Mexico	52,136	63,309	(17.6)%
South & Central America	70,532	71,893	(1.9)%
EMEA	55,461	61,802	(10.3)%
Asia Pacific (excluding China)	64,417	60,180	7.0%
Total Supervisors	309,643	324,933	(4.7)%
China Sales Employees	31,071	26,515	17.2%
Worldwide Total Sales Leaders (1)	340,714	351,448	(3.1)%

Note: (1) – We refer to supervisors who qualified in 69 countries under our traditional marketing plan plus China sales employees collectively as ‘Sales Leaders.’

Herbalife Ltd.
Volume Points by Region
(Unaudited, In thousands)

	Three Months Ended March 31,
	2009	2008	% Change

North America	186,497	178,102	4.7%
Mexico	120,390	148,091	(18.7)%
South & Central America	102,574	118,877	(13.7)%
EMEA	124,096	137,104	(9.5)%
Asia Pacific (excluding China)	144,998	106,315	36.4%
China	20,832	20,683	0.7%
Worldwide	699,387	709,172	(1.4)%

SUPPLEMENTAL INFORMATION

SCHEDULE A: FINANCIAL GUIDANCE

2009 Guidance

For the Three Months Ending June 30, 2009 and Twelve Months Ending December 31, 2009

	Three Months Ending		Twelve Months Ending
	June 30, 2009		December 31, 2009
	Low	High	Low	High

Volume point growth vs. 2009	(9%)	(7%)	0%	1%
Net sales growth vs. 2009	(16%)	(14%)	(9%)	(7%)
EPS (1) (2) (3) (4)	$0.69	$0.73	$2.90	$3.10
Cap Ex ($ millions)	$15.0	$20.0	$55.0	$60.0
Effective Tax Rate (2)	31.0%	32.0%	31.0%	32.0%

(1)	Excludes the potential impact of expenses relating to the company’s December 2008 restructuring.
(2)	Excludes the potential impact of a second quarter tax settlement with a foreign government.
(3)	Excludes any accretion/dilution impact should the company elect to repurchase shares under its share repurchase program.
(4)	Excludes the potential impact of repatriating dollars from Venezuela at an exchange rate that differs from the official exchange rate.

SCHEDULE B: NET SALES OF TOP 10 COUNTRIES (In Millions)

		Q1 2009					Q1 2008
		Reported	Currency Adjusted	FX Benefit (Loss)			Reported	Currency Adjusted	FX Benefit (Loss)
1	USA	$119.1	$119.1	$0.0	1	USA	$114.0	$114.0	$0.0
2	Mexico	$59.2	$78.7	($19.5)	2	Mexico	$93.6	$91.8	$1.8
3	Taiwan	$43.0	$46.8	($3.8)	3	Brazil	$35.7	$29.4	$6.3
4	Brazil	$32.9	$43.9	($11.0)	4	Taiwan	$30.3	$29.1	$1.2
5	Italy	$27.6	$31.8	($4.2)	5	Italy	$28.8	$25.2	$3.6
6	China	$26.8	$25.7	$1.1	6	Venezuela	$25.0	$25.0	$0.0
7	Venezuela	$17.3	$17.3	$0.0	7	China	$24.5	$22.6	$1.9
8	Korea	$17.1	$25.3	($8.2)	8	Japan	$21.4	$18.8	$2.6
9	Japan	$15.4	$17.6	($2.2)	9	Spain	$16.9	$14.8	$2.1
10	Malaysia	$11.4	$12.8	($1.4)	10	Korea	$16.2	$16.5	($0.3)
Total of Top 10		$369.8	$419.0	($49.2)	Total of Top 10		$406.4	$387.2	$19.2
TOTAL NET SALES		$521.7	$598.9	($77.2)	TOTAL NET SALES		$604.4	$568.1	$36.3

Note: Currency adjusted net sales use the prior year foreign currency rates to adjust current year reported net sales figures.

SCHEDULE C: VOLUME POINTS FOR TOP 10 COUNTRIES (In Millions)

		Q1 2009			Q1 2008
1	USA	180.4	1	USA	171.4
2	Mexico	120.4	2	Mexico	148.1
3	Taiwan	58.7	3	Brazil	39.5
4	Brazil	44.9	4	Taiwan	36.4
5	Korea	26.3	5	Venezuela	23.8
6	Italy	24.5	6	Italy	22.4
7	China	20.8	7	China	20.7
8	Venezuela	14.1	8	Korea	16.7
9	Malaysia	13.5	9	Japan	15.4
10	Russia	11.7	10	Spain	13.6
Total of Top 10		515.3	Total of Top 10		508.0
TOTAL VOLUME POINTS		699.4	TOTAL VOLUME POINTS		709.2

SCHEDULE D: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

In addition to its reported results, the Company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended
	3/31/2009	3/31/2008

Net income, as reported	$41,542	$62,367

Restructuring Expenses associated with realignment for growth initiative (1)	405	-
Net income, as adjusted	$41,947	$62,367

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended
	3/31/2009	3/31/2008

Diluted earnings per share, as reported	$0.67	$0.93

Restructuring Expenses associated with realignment for growth initiative (1)	0.01	-
Diluted earnings per share, as adjusted	$0.68	$0.93

The following is a reconciliation of total long-term debt to net debt:

	3/31/2009	12/31/2008

Total long-term debt (current and long-term portion)	$345,479	$351,631
Less: Cash and cash equivalents	194,733	150,847
Net debt	$150,746	$200,784
(1)	The restructuring charge adjustments reflect items that although they, or similar items might recur, are of a nature and magnitude that identifying them separately provides investors with a greater ability to project the Company’s future performance.

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
213-745-0517
or
Investor Contact:
Rich Goudis
Chief Financial Officer
213-745-0443